Exhibit 5.2

Will H. Cai

T: +852 3758 1210

wcai@cooley.com

November 8, 2024

Fangdd Network Group Ltd.

Room 1501, Shangmei Technology Building

No. 15 Dachong Road
Nanshan District, Shenzhen, 518072
People’s Republic of China

Ladies and Gentlemen:

We have acted as counsel to Fangdd Network Group Ltd., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with (i) the sale by the Company of 4,623,266 Class A ordinary shares, par value US$0.0005625 per share (“Ordinary Shares”), and (ii) the sale of pre-funded warrants (the “Warrants”) to purchase up to 2,521,616 (the “Warrant Shares”) Ordinary Shares, all pursuant to the Registration Statement on Form F-3 (File No. 333-267397) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement (the “Base Prospectus”) and the prospectus supplement dated November 8, 2024, and filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the forms of the Warrants filed as exhibits to a Current Report on Form 6-K and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the laws of the State of New York. We express no opinion as to whether any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. We note that the Company is incorporated under the laws of the Cayman Islands. We have assumed all matters determinable under the laws of the Cayman Islands, including without limitation the valid existence and good standing of the Company, the corporate power of the Company to authorize, execute and deliver the Warrants and to perform its obligations thereunder, and the due authorization of the Warrants by the Company. We have assumed that the laws of the Cayman Islands would not impose any requirements or have any consequences relevant to our understanding of the matters addressed in this opinion that would impact our conclusions with respect thereto.

With regard to our opinion below concerning the validity and binding nature and enforceability of the Warrants:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law, and (c) mandatory choice of law and jurisdiction rules and constitutional limitations on the validity of the appointment of an agent for service of process or on the effectiveness of other methods of service of process;

Partners:   Will H. Cai   Michael X. Yu   Pang Lee   Ferish P. Patel   Ethan Z. Jin   Xun Zeng   Jie Zhang

Registered Foreign Lawyer (New York): Yiming Liu

Cooley HK 35th Floor Two Exchange Square 8 Connaught Place Central Hong Kong

T: +852 3758 1200  F: +852 3014 7818  cooley.com

(ii) Our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by applicable law and by public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought;

(iii) We express no opinion with respect to any provision of the Warrants that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Warrants; (b) specifies provisions that must be waived in writing, to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created that modifies such provision; (c) contains a waiver of an inconvenient forum, (d) provides for liquidated damages, buy-in damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies; (e) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, service of process or procedural rights; (f) restricts non-written modifications and waivers; (g) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (h) relates to exclusivity, election or accumulation of rights or remedies; (i) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable; (j) authorizes or validates conclusive or discretionary determinations; (k) specifies a party’s waiver of any breach or any provision is not to be construed as a waiver by such party of any prior breach of such provision or of any other provision of the relevant agreement; (l) contains a waiver of any objection based on inappropriate venue or forum non conveniens in a federal court of the United States; (m) implies that a federal court of the United States has subject matter jurisdiction; or (n) purports to grant any court exclusive jurisdiction; and

(iv)  We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Warrants, when duly executed and delivered by the Company against payment therefor as provided in the Registration Statement and the Prospectus, will be binding obligations of the Company.

This opinion is limited to the matters stated herein and no opinion has been or should be implied or may be inferred beyond the matters expressly stated. This opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 6-K filed with the Commission for incorporation by reference into the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley HK

By:	/s/ Will H. Cai
Will H. Cai

Partners:   Will H. Cai   Michael X. Yu   Pang Lee   Ferish P. Patel   Ethan Z. Jin   Xun Zeng   Jie Zhang

Registered Foreign Lawyer (New York): Yiming Liu

Cooley HK 35th Floor Two Exchange Square 8 Connaught Place Central Hong Kong

T: +852 3758 1200  F: +852 3014 7818  cooley.com